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Exhibit 2.3

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

        This SECOND AMENDMENT (this "Amendment") made as of April 1, 2004 to the Purchase and Sale Agreement dated as of February 13, 2004 by and between AEP Energy Services Investments, Inc. ("Seller") and Crosstex Energy, L.P. ("Crosstex"), as amended by the First Amendment to Purchase and Sale Agreement dated as of February 13, 2004 by and between Seller and Crosstex (as amended, the "Purchase and Sale Agreement") is by and between Seller and Crosstex Louisiana Energy, L.P. ("Buyer").

W I T N E S S E T H:

        WHEREAS, Seller and Crosstex are parties to the Purchase and Sale Agreement;

        WHEREAS, pursuant to Section 11.3 of the Purchase and Sale Agreement, Crosstex has assigned all of its right, title and interest in and to the Purchase and Sale Agreement to Buyer, an Affiliate of Crosstex;

        WHEREAS, Seller and Buyer desire to amend the Purchase and Sale Agreement as set forth in this Amendment; and

        WHEREAS, pursuant to Section 11.4 of the Purchase and Sale Agreement, any amendment, modification or supplement to the Purchase and Sale Agreement requires the written agreement of Seller and Buyer.

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

        1.     Section 6.22. Section 6.22 of the Purchase and Sale Agreement is hereby deleted in its entirety and replaced with the following:

  Section 6.22. Properties Held by Affiliates. (a) There are no properties or assets (real, personal or intangible) that are used in the Business that are not owned or leased by the LIG Companies (other than the TRC Arrangements, which are the subject of Section 6.21, and software license agreements, which are the subject of Section 6.22(b)). Schedule 6.22 sets forth a description of all property and assets (real, personal and intangible) that are (i) used in the Business, (ii) leased by the LIG Companies and (iii) guaranteed by an Affiliate of the LIG Companies (the "Affiliate Transfer Assets"). Prior to Closing, Seller will cause the LIG Companies to obtain fee-owned title to the Affiliate Transfer Asset for which CBI is the lessor through a buyout of the remaining leasehold interest in such Affiliate Transfer Assets free and clear of all Liens, other than Permitted Liens, and in accordance with the terms and conditions of the underlying lease of such Affiliate Transfer Assets. In addition, prior to the Closing, Buyer shall, with the cooperation of Seller, obtain fee-owned title in the name of Buyer or its Affiliates to the Affiliate Transfer Assets for which BLC is the lessor through a buyout (with payment made by Buyer) of the remaining leasehold interest in such Affiliate Transfer Assets in accordance with the terms and conditions of the underlying lease of such Affiliate Transfer Assets. In connection with the foregoing buyouts of the Affiliate Transfer Assets, it is acknowledged and understood by Buyer that any Financing Statement Amendments (UCC-3's) representing the termination of any Liens affecting any of the Affiliate Transfer Assets arising from either CBI and its assignees or BLC and its assignees solely in their capacity as lessor of the Affiliate Transfer Assets may not be duly recorded until after the Closing Date; provided that Buyer and Seller will reasonably cooperate to cause the prompt filing of the UCC-3's.

          (b)   With respect to computer software used in the Business but for which Seller can not produce or provide to Buyer valid and binding licenses therefor, Seller shall owe to Buyer an amount equal to $29,307.21, which amount shall be included or offset, as the case may be, in the Adjustment Amount under Section 2.2(c)(iv) of this Agreement.

        2.     Section 6.23. Section 6.23 of the Purchase and Sale Agreement is hereby deleted in its entirety.

        3.     Schedule 6.23. Schedule 6.23 to the Purchase and Sale Agreement is hereby deleted in its entirety.

        4.     Section 2.5(b). Section 2.5(b) to the Purchase and Sale Agreement is hereby deleted in its entirety and replaced with the following:

  (b) certificates from the Louisiana Department of Revenue and Taxation confirming that each of the LIG Companies (except for LIG Pipeline Company and LIG Inc., which are not registered with the Louisiana Secretary of State as foreign corporations conducting business in Louisiana) is in "good standing" with the Louisiana Department of Revenue and Taxation each dated within ten (10) days of Closing Date

        5.     Side Letter Agreement.

          (a)   The word "and" that appears as the last word of Section 2.4(f) is hereby deleted, Section 2.4(g) is hereby amended to be Section 2.4(h), and the following is hereby inserted before Section 2.4(h):

      (g) that letter agreement dated as of Closing between AEP Energy Services, Inc. and Buyer in the form attached hereto as Schedule 2.4(g) (the "Side Letter"), executed by Buyer; and

          (b)   the word "and" that appears as the last word of Section 2.5(q) is hereby deleted, Section 2.5(r) is hereby amended to be Section 2.5(s), and the following is hereby inserted before Section 2.5(s):

      (r) the Side Letter, executed by AEP Energy Services, Inc; and

        6.     References. All references to "this Agreement" in the Purchase and Sale Agreement or to the words "hereof," "hereunder" or "herein" or words of similar effect in the Purchase and Sale Agreement shall mean the Purchase and Sale Agreement as amended hereby.

        7.     Definitions. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Purchase and Sale Agreement.

        8.     Headings. The headings of the sections of this Amendment are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Amendment or the intent of any section.

        9.     Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Buyer and Seller, notwithstanding that not all parties hereto are signatories to the same counterpart.

        10.   Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

        11.   No Other Amendments. Except as expressly amended hereby, the terms and conditions of the Purchase and Sale Agreement shall continue in full force and effect.

[Signature page follows]

        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

AEP ENERGY SERVICES INVESTMENTS, INC.
By:
/s/ RONALD A. ERD Name: Ronald A. Erd Title: Vice President
CROSSTEX LOUISIANA ENERGY, L.P.
By:	Crosstex Operating GP, LLC, its general partner
By:
/s/ JACK M. LAFIELD Jack M. Lafield Title: Executive Vice President

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  Exhibit 2.3
SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT